UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
(X) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Kirr, Marbach & Company LLC
   621  Washington Street
   P.O. Box 1729
   Columbus, IN  47201-1729
2. Issuer Name and Ticker or Trading Symbol
   Publicker Industries, Inc.
   PLKR
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   March 1997
5. If Amendment, Date of Original (Month/Year)
   March 1997
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |03/12/|S   | |37,000            |D  |$1.375     |213,000            |I     |By partnership (1)(4)      |
                           |97    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |03/12/|S   | |547,900           |D  |$1.375     |650,000            |I     |By partnership (2)(4)      |
                           |97    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |03/12/|S   | |204,600           |D  |$1.375     |286,100            |I     |By partnership (3)(4)      |
                           |97    |    | |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) The Reporting Person is a General Partner of 621 Partners, L.P., an Indiana limited partnership, which holds these shares.
(2) The Reporting Person is a General Partner of R. Weil & Associates, a New York limited partnerhip, which holds these
shares.
(3) The Reporting Person is a General Partner of Appleton Associates, a New York limited partnership, which holds these
shares.
(4) The Reporting Person is an investment adviser registered under Section 203 of the Investment Advisers Act of
1940 and holds these shares in fiduciary accounts in the ordinary course of business and without the purpose or effect of changing or influencing control of the issuer or engaging in any arrangement subject to Rule 13d-3(b).
Therefore, the Reporting Person disclaims beneficial ownership of such shares for the purpose of Section 16 of the
1934 Act based on the exclusion provided by Rule 16a-1(a)(1)(v).   If the
Reporting Person nevertheless is deemed
to have beneficial ownership of these shares, such beneficial ownership is disclaimed for the purposes of Section
16 except to the extent of the Reporting Person's pecuniary interest in such shares.
SIGNATURE OF REPORTING PERSON
/s/ Kirr, Marbach & Company LLC by Mickey Kim, Member
DATE
April 8, 1997